                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-39101

PROSPECTUS SUPPLEMENT DATED APRIL 14, 1999


(To Prospectus dated October 30, 1997, as supplemented March 6, 1998, June 15, 1998, September 1, 1998, October 29, 1998 and January 15, 1999)




                                    CYMER, INC.

                                 U.S. $172,500,000

      3 1/2%/7 1/4% Step-Up Convertible Subordinated Notes due August 6, 2004
                                        and
              Shares of Common Stock Issuable Upon Conversion Thereof


                         ---------------------------------


This Prospectus Supplement together, with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their succcessors in connection with the offer and sale of the above referenced securities.

The section entitled "Selling Securityholders" commencing on page 34 of the Prospectus is hereby amended to include the following table:


                              SELLING SECURITYHOLDERS


----------------------------------------------------------------------------------------------------------------

                                                                                             Number of Shares of
                                                           PRINCIPAL AMOUNT OF NOTES      Common Stock Beneficially
                                                             BENEFICIALLY OWNED AND           Owned and Offered
                  SELLING SECURITYHOLDER                         OFFERED HEREBY                 Hereby (1)(2)

-----------------------------------------------------------------------------------------------------------------------

 Massachesetts Mutual Life Insurance Company. . . . . . .               $3,000,000                  63,829

 MassMutual High Yield Partners II LLC. . . . . . . . . .               $1,950,000                  41,489

 McMahon Securities Company, L.P. . . . . . . . . . . . .               $  100,000                   2,127

 FIST Franklin Convertible Securities Fund. . . . . . . .               $4,250,000                  90,425



(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $47.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.